Exhibit 5.1

[DORSEY & WHITNEY LETTERHEAD]

November 29, 2012

Texas Rare Earth Resources Corp.
539 El Paso Street
Sierra Blanca, Texas 79851

Re:  Registration Statement on Form S-1/A as filed November 29, 2012

Ladies and Gentlemen:

We have acted as counsel to Texas Rare Earth Resources Corp., a Delaware corporation (the “Company”), in connection with a post effective amendment on Form S-1/A to its Registration Statements on Form S-1 (File No. 333-172116 and File No. 333-175773) (the “Registration Statement”), as filed on November 29, 2012, relating to the resale by certain shareholders of the Company named in the Registration Statement of up to 22,019,150 shares of common stock of the Company, which consists of (i) 12,432,150 shares of common stock (“Shares”), (ii) 9,337,000 shares of common stock issuable upon the exercise of warrants exercisable at $2.50 per share (“Other Warrants”), and (iii) 250,000 shares of common stock issuable upon the exercise of options exercisable at $5.00 per share (“Options”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares, the shares of common stock issuable upon the exercise of the Other Warrants and the shares of common stock issuable upon the exercise of the Options will be sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, (ii) the shares of common stock issuable upon the exercise of the Other Warrants, upon issuance and delivery in accordance with the terms of the Other Warrants, will be validly issued, fully paid and nonassessable, and  (iii) the shares of common stock issuable upon the exercise of the Options, upon issuance and delivery in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

Texas Rare Earth Resources Corp.
November 29, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the Prospectus constituting part of the Registration Statement.

Sincerely, /s/ DORSEY & WHITNEY LLP

JKB/KGS